Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated March 28, 2024, with respect to the consolidated balance sheets of Perspective Therapeutics, Inc. ("the Company") as of December 31, 2023 and 2022, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2023, the six-month period ended December 31, 2022 and the year ended June 30, 2022, and the related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, incorporated herein by reference.

/s/ Assure CPA, LLC

Assure CPA, LLC

Spokane, Washington

August 13, 2024